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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RGC RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

RGC RESOURCES, INC.

519 Kimball Avenue, N.E.

Roanoke, Virginia 24016

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 29, 2007

NOTICE is hereby given that, pursuant to its Bylaws and call of its directors, the Annual Meeting of the Shareholders of RGC Resources, Inc. will be held at the Roanoke Holiday Inn Valley View, 3315 Ordway Drive, Roanoke, Virginia 24017, on Monday, January 29, 2007, at 9:00 a.m., Eastern Standard Time, for the following purposes:

1.	To elect three new Class A directors.

2.	To ratify the selection of Brown Edwards & Company, L.L.P as independent accountants.

3.	The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding matters proposed to be acted upon at the meeting. Only those shareholders of record as of the close of business on November 20, 2006 shall be entitled to notice of and to vote at the meeting.

You are urged to sign and date the enclosed form of proxy and return it promptly in the enclosed self addressed, stamped envelope. Should you decide to attend the meeting and vote in person, you may withdraw your proxy.

By Order of the Board of Directors.

DALE P. LEE
Secretary

December 28, 2006

Your vote is important. Even if you plan to be present at the Annual Meeting, please sign, date and promptly return the enclosed proxy, no matter how small your holdings, to assure that your shares are represented. No postage is required on the enclosed proxy if mailed within the United States. If your shares are held by a broker, bank or nominee, it is important that you give them your voting instructions.

PROXY STATEMENT

Mailed December 28, 2006

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 29, 2007

This Proxy Statement is furnished on December 28, 2006, in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of RGC Resources, Inc. (“Resources” or the “Company”) to be held on Monday, January 29, 2007, at 9:00 a.m., Eastern Standard Time, at the Roanoke Holiday Inn Valley View, 3315 Ordway Drive, Roanoke, Virginia 24017, and any adjournments thereof.

Proxies in the form enclosed herewith are solicited by management at the direction of the Company’s Board of Directors. If the enclosed proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with its terms. Any proxy given pursuant to this solicitation may be revoked at any time prior to the vote of the shareholders. An opportunity will be given to shareholders attending the meeting to withdraw their proxies and to vote their shares in person.

The Company’s Annual Report to Shareholders for the year ended September 30, 2006 is being sent to all shareholders concurrently with this Proxy Statement. The Annual Report is not to be considered a part of the proxy solicitation material.

Voting Securities

The close of business on November 20, 2006 has been fixed as the record date for the determination of shareholders of the Company entitled to notice of and to vote at the Annual Meeting of Shareholders. At the close of the record date, there were 2,149,390 shares of common stock outstanding and each such share is entitled to one vote. To the Company’s knowledge, no person is the beneficial owner of more than five percent of the issued and outstanding common stock of the Company.

A majority of votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Conversely, Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present. If a quorum is established, directors will be elected by a plurality of the votes cast by shares entitled to vote at the Annual Meeting. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast.

The Company will appoint one or more inspectors to act as a Committee on Credentials at the Annual Meeting and to make a written report thereof. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law. As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are kept private by the Company. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating votes. The vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

PROPOSAL 1 ELECTION OF DIRECTORS OF RESOURCES

The Company’s Board of Directors is divided into three classes (A, B, and C) with staggered three-year terms. The current term of office of the Class A directors expires at the 2007 Annual Meeting. The terms of the Class B and Class C directors will expire in 2008 and 2009, respectively. Each of the Company’s current directors and nominees for election as directors are independent, as determined under applicable rules adopted by the Securities and Exchange Commission (the “Commission”) and the NASDAQ Stock Market, Inc., except John B. Williamson, III.

There are three management nominees for Class A directors: Abney S. Boxley, III, S. Frank Smith, and John B. Williamson, III. All three nominees are currently serving on the Board and are all standing for reelection.

Unless authorization is withheld, the persons named as proxies will vote for the election of the nominees named below. Each nominee has agreed to serve if elected. In the event any nominee unexpectedly is unable to serve, the proxies will be voted for such other persons as the Board may designate. The present principal occupation and employment during the past five years and the office, if any, held with the Company are set forth opposite the name of each nominee and director. Proxies cannot be voted for a greater number of persons than the number of nominees:

Your Board of Directors recommends a vote “FOR” each of the nominees for Class A Director.

Name and Age	Year In Which First Elected As Director	Principal Occupation	Year In Which Director Assumed Principal Occupation

NOMINEES FOR DIRECTOR

CLASS A DIRECTORS (Currently serving until 2007 Annual Meeting with a three year term)

Abney S. Boxley, III Age 48	1994	President & CEO, Boxley Materials Company (Construction materials); Director, Valley Financial Corporation	1988

S. Frank Smith Age 58	1990	Manager – Sales, Alpha Coal Sales Company, L.L.C. 2005; Consultant, Alpha Natural Resources, LLC (coal mining and distribution) 2003 - 2005; Vice President, Coastal Coal Company, LLC (coal mining and distribution) 1986 - 2003.	2005

John B. Williamson, III Age 52	1998	Chairman, President & CEO of RGC Resources, Inc. and each of its affiliates; President and CEO of RGC Resources since June 1999; President & CEO of Roanoke Gas Company, 1998-1999; Vice President – Rates & Finance, 1993 – 1998; Director, R&B Communications, Inc. 1998-2002; Director, NTELOS, Inc., 2001-2005; Director, Botetourt Bankshares, Inc. since 2003; Director, Optical Cable, Inc. since 2004; Synchrony, Inc., Director since 2006.	2002

DIRECTORS CONTINUING IN OFFICE

CLASS B DIRECTORS (Serving until 2008 Annual Meeting)

J. Allen Layman Age 54	1991	Private Investor; Chairman of the Board & President, NTELOS, Inc. (Telecommunications) 2001-2003; President & CEO, R&B Communications, Inc. 1991-2001; Director, NTELOS, Inc.(1)	2003

Nancy H. Agee Age 54	2005	Chief Operating Officer/Executive Vice President, Carilion Health System; Senior Vice President, Carilion Health System, 2000-2001; Vice President, Medical Education, Carilion Health System, 1996-2000.	2001

Raymond D. Smoot, Jr. Age 59	2005	Chief Operating Officer and Secretary- Treasurer, Virginia Tech Foundation, Inc., Vice President for Administration and Treasurer, Virginia Tech, 1998-2003.	2003

CLASS C DIRECTORS (Serving until 2009 Annual Meeting)

Frank T. Ellett Age 68	1983	President, Virginia Truck Center, Inc. (sale, lease and service of heavy trucks, trailers and buses).	1981

Maryellen F. Goodlatte Age 54	2001	Lawyer/Member, law firm of Glenn, Feldmann, Darby & Goodlatte	1983

George W. Logan Age 61	2002	Chairman of the Board, Valley Financial Corporation (bank); Principal, Pine Street Partners, LLC; Faculty, University of Virginia Darden Graduate School of Business.	1993

1	Mr. Layman was employed by NTELOS, Inc., a regional telecommunications company from 2001 through 2003 and during this time he served as President and Chairman of the Board of Directors. NTELOS, Inc. filed for Chapter 11 bankruptcy protections on March 3, 2003.

PROPOSAL 2 RATIFICATION OF BROWN EDWARDS & COMPANY, L.L.P AS

INDEPENDENT ACCOUNTANTS

Upon recommendation of the Audit Committee, the Board of Directors has appointed Brown Edwards & Company, L.L.P. (“Brown Edwards”) as independent public accountants to audit the financial statements of the Company and its subsidiaries for the year ending September 30, 2007. This appointment is subject to ratification by the shareholders. A representative of Brown Edwards is expected to attend the meeting with the opportunity to make a statement and/or respond to appropriate questions from shareholders. Brown Edwards served as internal and independent auditors of the Company during fiscal year 2006.

In the event shareholders do not ratify the selection of Brown Edwards as independent auditors, the Audit Committee and the Board of Directors would review their future selection of auditors.

On November 16, 2005, the Audit Committee of the Board of Directors of the Company engaged Brown Edwards as the Company’s new independent accountants to replace Deloitte & Touche LLP (“Deloitte & Touche”). In August 2005, the Audit Committee decided to solicit proposals from independent accounting firms, including Deloitte & Touche, for the audit of its annual financial statements beginning with the fiscal year ending September 30, 2006. After reviewing these proposals, the Audit Committee voted to dismiss Deloitte & Touche LLP after the completion of the September 30, 2005 audit and to engage Brown Edwards as the Company’s independent accountants beginning with the first quarter for the fiscal year beginning October 1, 2005, and ending September 30, 2006. Deloitte and Touche had audited the financial statements for the previous years.

The reports of Deloitte & Touche on the consolidated financial statements of the Company for the fiscal years ended September 30, 2005 and 2004 contained no adverse opinion on disclaimer of opinion and were not qualified or modified as to uncertainly, audit scope or accounting principals. In addition, during the fiscal years ended September 30, 2005 and 2004 and the period from October 1, 2005 through November 16, 2005, there were no disagreements, as that term is defined in Item 304 of regulation S-K and its related instructions, with Deloitte & Touche on any matter or accounting principals or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference thereto in tis report on our consolidated financial statements. During the same period, there were no reportable events, as that term is defined in Item 304(a)(1)(v) or Regulation S-K.

During the fiscal years 2004 and 2005 as well as during the interim period from October 1, 2005 through November 16, 2005, the Company did not consult with Brown Edwards regarding either (i) the application of accounting principals to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was ether the subject of a disagreement, as that term if defined in Item 304 and its related instructions, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulaton S-K.

Your Board of Directors recommends a vote “FOR” the ratification of Brown Edwards as independent auditors.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of November 20, 2006, certain information regarding the beneficial ownership of the common stock of the Company by each director and named executive officer and by all directors and executive officers as a group. Where the persons listed have the right to acquire additional shares of the Company’s common stock through the exercise of options within 60 days, such additional shares are deemed to be outstanding shares owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership interests of any other person. Unless otherwise noted in the footnotes to the table, the named persons have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned As of 11/20/06(1)		Percent of Class
Nancy H. Agee	694	[2]	*
Abney S. Boxley, III	7107		*
John S. D’Orazio	17,392	[3]	*
Frank T. Ellett	15,004		*
Maryellen F. Goodlatte	3,086		*
J. Allen Layman	12,228		*
Dale P. Lee	474		*
George W. Logan	18,113		*
Howard T. Lyon	9,504	[4]	*
S. Frank Smith	11,290		*
Raymond D. Smoot	3,352		*
John B. Williamson, III	39,304	[5]	1.81%
All Directors and Executive Officers as a Group (12 persons)	137,548	[6]	6.28%

*	Less than 1%

1	Includes restricted shares purchased by directors pursuant to Restricted Stock Plan For Outside Directors.

2	Includes 101 shares owned by spouse.

3	Includes 14,000 shares that Mr. D’Orazio has the right to acquire through the exercise of stock options.

4	Includes 7,000 shares that Mr. Lyon has the right to acquire through the exercise of stock options.

5	Includes 19,000 shares that Mr. Williamson has the right to acquire through the exercise of stock options.

6	Includes an aggregate of 40,000 shares that executive officers have the right to acquire through the exercise of stock options.

EXECUTIVE COMPENSATION

The following table contains information with respect to the individual compensation of the following officers for services in all capacities to Resources and its subsidiaries for fiscal years ended September 30, 2006, 2005 and 2004.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus($)		Awards Options/SARs(#)	All Other Compensation($)(1)
John B. Williamson, III Chairman, President & CEO of RGC Resources, Inc.	2006 2005 2004	265,760 241,626 217,271	110,000 62,000 166,000	(2) (2) (3)	0 0 0	9,125 9,284 10,915

John S. D’Orazio Vice President & COO - Roanoke Gas Company	2006 2005 2004	124,435 118,024 111,609	26,000 20,000 61,000	(2) (2) (3)	0 0 0	6,752 6,203 7,674

Howard T. Lyon Vice President, Treasurer & Controller RGC Resources, Inc.	2006 2005 2004	110,685 104,562 91,278	26,000 14,000 24,000	(2) (2) (3)	0 0 0	6,135 5,138 5,102

Dale P. Lee Vice President & Secretary RGC Resources, Inc.	2006 2005 2004	96,060 88,810 82,375	22,000 13,000 22,000	(2) (2) (3)	0 0 0	4,890 5,495 4,631

1	Consists entirely of the Company’s contribution under the Employees’ 401(K) Plan.

2	Bonus paid in noted year for previous year’s performance.

3	Bonus paid in noted year for previous year’s performance and participation in sale of propane operation.

Option Grants in Last Fiscal Year

None.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at Fiscal Year-End (#)	Value of Unexercised In-the-money Options at Fiscal Year-End ($)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
John B. Williamson, III	0	0	23,000/0	$153,353/0
John S. D’Orazio	0	0	14,000/0	$84,555/0
Howard T. Lyon	0	0	7,000/0	$44,365/0
Dale P. Lee	2,000	7,722	0/0	$0/0

Retirement Plan

Resources has in effect a noncontributory Retirement Plan. The costs of benefits under the Plan, which are borne by Resources, are computed actuarially and defrayed by earnings from the Plan’s investments and/or Resources’ annual contributions. The Plan generally provides for the monthly payment, at normal retirement age 65, of the greater of (a) the participant’s accrued benefit as of December 31, 1988 under the formula then in effect or (b) the sum of one twelfth of (1) plus (2) minus (3) as follows:

(1)	1.2% of the participant’s average compensation for his highest consecutive sixty months of service multiplied by years of credited service up to thirty years,

(2)	0.65% of the participant’s average compensation for his highest consecutive sixty months of service in excess of covered compensation (generally defined as the average of Social Security wage bases over a participant’s assumed working lifetime) multiplied by years of credited service up to thirty years, and

(3)	the participant’s balance, if any, from the Company’s former profit sharing plan.

Early retirement with reduced monthly benefits is available at age 55 after ten years’ service. Provisions also are made for vesting of benefits after five years of service and for disability and death benefits. All employees who have completed one year of service to the Company and are credited with at least 1,000 hours of service in a Plan year are eligible to participate in the Plan. At age 65, for Plan purposes, Mr. Williamson will have 28 credited years of service, Mr. D’Orazio will have 32 credited years of service, Mr. Lyon will have 39 credited years of service and Ms. Lee will have 23 credited years of service.

The compensation covered by the Plan includes the total of all amounts paid to a participant by the Company for personal services reported on the participant’s federal income tax withholding statement (Form W 2), up to certain statutory limits. For plan years beginning January 1, 2006 and 2007, these earnings are limited to $220,000 and $225,000, respectively.

	Estimated Annual Pension For Representative Years of Credited Service(1)
Highest Sixty Months Average Compensation	15	20	25	30	35
$125,000	$29,700	$39,600	$49,500	$59,400	$59,400
150,000	36,700	48,900	61,100	73,300	73,300
175,000	43,600	58,100	72,700	87,200	87,200
200,000	50,500	67,400	84,200	101,100	101,100
225,000	57,500	76,600	95,800	114,900	114,900

1	The benefit amounts assume the employee is retiring at normal retirement age (age 65). The benefit amounts listed in the table are computed as a straight life annuity. No offset to pension benefits due to the Profit-Sharing Plan (which has been converted into the 401(k) Plan) is reflected. Benefits are not reduced by Social Security.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company has three equity compensation plans.

Restricted Stock Plan for Outside Directors

The Board of Directors of the Company implemented the Restricted Stock Plan for Outside Directors effective January 27, 1997. This Plan is applicable to not more than 50,000 shares of Resources’ common stock.

Under this Plan, a minimum of 40 percent of the monthly retainer fee paid to each non-employee director of Resources is paid in shares of common stock (“Restricted Stock”). The number of shares of Restricted Stock is calculated each month based on the closing sales price of Resources’ common stock on the NASDAQ National Market on the first business day of the month. Beginning in fiscal 1998, a participant can, subject to approval of the Board, elect to receive up to 100% of the retainer fee for the fiscal year in Restricted Stock. Such election cannot be revoked or amended during the fiscal year.

The shares of Restricted Stock of Resources issued under this Plan will vest only in the case of a participant’s death, disability, retirement (including not standing for reelection to the Board), or in the event of a change in control of Resources. There is no option to take cash in lieu of stock upon vesting of shares under this Plan. The Restricted Stock may not be sold, transferred, assigned or pledged by the participant until the shares have vested under the terms of this Plan. At the time the Restricted Stock vests, a certificate for vested shares will be delivered to the participant or the participant’s beneficiary.

The shares of Restricted Stock will be forfeited to Resources by a participant’s voluntary resignation during his term on the Board or removal for cause as a director.

Key Employee Stock Option Plan of RGC Resources, Inc.

The Company has a Key Employee Stock Option Plan, which is intended to provide the Company’s executive officers and other key employees with long-term (ten-year) incentives and rewards tied to the price of Resources’ common stock.

This Plan requires each option’s exercise price per share to equal the fair value of the Company’s common stock as of the date of the grant. Under the terms of this Plan, the options become exercisable six months from the grant date and expire ten years subsequent to the grant date. All options outstanding at September 30, 2006 were fully vested and exercisable.

RGC Resources, Inc. Stock Bonus Plan

The Stock Bonus Plan is administered by the Compensation Committee of RGC Resources, Inc., which considers recommendations from the Company’s President. The Company’s bonus award proposals are subject to approval of the Board of Directors. Under the Stock Bonus Plan, executive officers are encouraged to own a position in the Company’s common stock equal to at least 50% of the value of their annual salary. To promote this policy, this Plan provides that all officers with stock ownership positions below 50% of the value of their annual salaries must, unless approved by the Committee, receive no less than 50% of any performance bonus in the form of Company common stock. Bonus amounts, if any, for a fiscal year will generally be determined in the January following that fiscal year end. The Company is authorized to grant up to 50,000 shares of its common stock under the Stock Bonus Plan.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	44,000	19,485	52,052
Equity compensation plans not approved by security holders	—	—	—

Total	44,000		52,052

Change-in-Control Arrangements

On March 1, 2006, the Company and Mr. John B. Williamson, III entered into a Change in Control Agreement that provides certain benefits to him in the event of a “Change in Control.” For purposes of this agreement, a “Change in Control” occurs when (i) any person or entity becomes the beneficial owner of at least 50% of the combined voting power of the Company’s voting securities; (ii) any person or entity becomes the beneficial owner of at least 50% of the voting securities of the surviving entity following a merger, recapitalization, reorganization, consolidation or sale of assets by the Company; or (iii) the Company is liquidated or sells substantially all of its assets. In the event that Mr. Williamson’s employment with the Company is terminated within three years of the date of a Change in Control, unless the termination is (a) because of his death or disability, (b) for Cause (as defined in the agreement) or (c) by him other than for Good Reason (as defined in the agreement), then he will receive a severance payment (the “Severance Payment”) equal to 2.0 times his average annual compensation over the prior five tax years. The Severance Payment will be reduced to the extent necessary to avoid certain federal excise taxes. Also in such event, the Company will continue his life insurance, medical, health and accident and disability plans, programs or arrangements until the earlier of two years after the date of the Change in Control, his death, or his full-time employment. The agreement does not require Mr. Williamson to seek employment to mitigate any payments or benefits provided thereunder. The Company also entered into identical Change in Control Agreements with Mr. John S. D’Orazio on March 1, 2006 and with Mr. Howard T. Lyon and Ms. Dale P. Lee on May 1, 2005, except that the Severance Payment is equal to 1.5 times his or her applicable average annual compensation and payable only if his or her employment is terminated within 24 months of a Change in Control.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee (the “Committee”), which is made up of five members of the Board of Directors who are not officers or employees of Resources, is responsible for setting and administering the policies that govern the annual compensation paid to the executive officers of the Company, including the Chief Executive Officer.

The Committee recommends, for approval by the Board of Directors, the annual salaries of executive officers. Salaries are based on the respective positions held by the executive officers, including the CEO and reflects their qualifications, level of responsibility and experience, performance level, and the relationship of such salaries to the salaries of similarily situated executive officers in the natural gas industry and the Roanoke, Virginia region. In this regard, the Committee reviews the Chief Executive Officer’s recommendations on compensation of the other executive officers and information concerning executive compensation at other companies in the natural gas distribution industry. The Committee also considers overall corporate performance, customer service levels, relationships with regulatory agencies and the ability to manage and maintain a competent work force in preparing its compensation recommendations.

Pursuant to the Company’s Stock Bonus Plan, the Committee approved the payment of bonuses in fiscal 2006 to the CEO and other executive officers of the Company for their performance levels during the fiscal year 2005. The Stock Bonus Plan is intended to allow the Board of Directors to compensate individual or collective performance that has resulted in enhanced shareholder value or returns and to encourage increased ownership of Company common stock by officers and management. The Committee annually sets bonus compensation levels tied to earnings per share targets in addition to specific operational objectives. The Stock Bonus Plan is administered by the Committee, which considers recommendations from the Company’s President. The Company’s bonus award proposals are subject to approval of the Board of Directors. Under the Stock Bonus Plan, executive officers are strongly encouraged to own a position in the Company’s common stock of at least 50% of the value of their annual salary. To promote this policy, the Plan proficers with stock ownership positions below 50% of the value of their annual salaries must, unless approved by the Committee, receive no less than 50% of any performance bonus in the form of Company common stock. Bonus amounts, if any, for a fiscal year will generally be determined following that fiscal year end. Bonus award determinations under the Stock Bonus Plan for performance in the 2005 fiscal year were based on the earnings of the Company, combined with an analysis of the individual contributions of each officer.

The Company has a Key Employee Stock Option Plan, which is intended to provide the Company’s executive officers with long-term (ten-year) incentives and rewards tied to the price of Resources’ common stock. The Committee believes that stock options will assist the Company in attracting, maintaining and motivating officers and other key employees of the Company, upon whose judgment, initiative and efforts the Company depends, by providing such persons with the opportunity to acquire an increased equity interest in Resources. Stock options are used to provide executive officers additional incentive to use their best efforts to promote the best interest of Resources and the shareholders. There were no stock options issued during fiscal year 2006.

The Company currently does not structure compensation so as to be fully deductible under Section 162(m) of the Internal Revenue Code, but the Committee does not anticipate the Company paying compensation at a level where any amounts would not be fully deductible under such Section 162(m).

In making its recommendation regarding the 2006 compensation of the Chief Executive Officer, the Committee considered all of the criteria above. Specific consideration also was given to the Chief Executive Officer’s efforts toward risk reduction, customer growth, rate case results, and several other operational objectives in fiscal 2005. Mr. Williamson received a bonus of $110,000 for his performance during the fiscal year 2005, of which $85,000 was based on specific earnings per share incentive targets and $25,000 was based on operational goals’ performance. Mr. Williamson invested $55,000 of the performance bonus in Company common stock acquired through the Company’s stock bonus plan.

Submitted by the Compensation Committee of the

Board of Directors of Resources:

S. Frank Smith (Chair), Nancy H. Agee, Abney S. Boxley, III

Frank T. Ellett and J. Allen Layman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No interlocking relationships exist.

PERFORMANCE GRAPH

The following graph compares the yearly percentage change and the cumulative total of shareholder return on Resources’ common stock with the cumulative return on the Standard and Poor’s Utilities Index (the “S&P Utilities Index”) and the Hemscott Group Index for the five year period commencing on September 30, 2001 and ending on September 30, 2006. These comparisons assume the investment of $100 in the Company’s common stock and each of the indices on September 30, 2001 and the reinvestment of dividends.

	2001	2002	2003	2004	2005	2006
RGC Resources, Inc.	$100.00	98.09	131.26	167.21	196.43	201.31
Hemscott Group Index	$100.00	96.95	121.71	149.23	201.65	234.44
S&P Utilities	$100.00	64.58	79.22	94.74	131.38	137.65

TRANSACTIONS WITH MANAGEMENT

None.

REMUNERATION OF DIRECTORS

Effective, February 1, 2006, directors receive $13,200 per year. In addition, Directors receive fees for attending meetings of Resources’ Board of Directors and of Committees of the Board. The chair of the Audit Committee receives an additional $4,000 annually, and the chairs of the other committees receive an additional $1,500 annually. Mr. Williamson is not compensated for attendance at Board and Committee meetings and does not receive $13,200 per year for service as a Board member. The schedule of fees paid to directors for each such meeting attended effective February 1, 2006 is as follows:

Board of Directors	$900
Governance & Nominating Committee	$800
Audit Committee	$800
Compensation Committee	$800

However, the fee for any committee meeting held the same day as a Board meeting is $500.

Restricted Stock Plan for Outside Directors

The Board of Directors of the Company implemented the Restricted Stock Plan for Outside Directors effective January 27, 1997. The Plan is applicable to not more than 50,000 shares of Resources’ common stock. Under the Plan, a minimum of 40% of the monthly retainer fee paid to each non-employee director of Resources is paid in shares of common stock (“Restricted Stock”). The number of shares of Restricted Stock is calculated each month based on the closing sales price of Resources’ common stock on the NASDAQ National Market on the first day of the month, if the first day of the month is a trading day, or if not, the first trading day prior to the first day of the month. Beginning in fiscal 1998, a participant can, subject to approval of the Board, elect to receive up to 100% of his retainer fee for the fiscal year in Restricted Stock. Such election cannot be revoked or amended during the fiscal year.

The shares of Restricted Stock of Resources issued under the Plan will vest only in the case of a participant’s death, disability, retirement (including not standing for reelection to the Board), or in the event of a change in control of Resources. There is no option to take cash in lieu of stock upon vesting of shares under the Plan. The Restricted Stock may not be sold, transferred, assigned or pledged by the participant until the shares have vested under the terms of the Plan. At the time the Restricted Stock vests, a certificate for vested shares will be delivered to the participant or the participant’s beneficiary.

The shares of Restricted Stock will be forfeited to Resources by a participant’s voluntary resignation during his term on the Board or removal for cause as a director. Subject to the terms of the Plan, a participant, as owner of the Restricted Stock, has all rights of a shareholder, including but not limited to, voting rights, the right to receive cash or stock dividends, and the right to participate in any capital adjustment of Resources. Resources requires that all dividends or other distributions paid on shares of Restricted Stock be automatically sequestered and reinvested on an immediate or deferred basis in additional Restricted Stock.

All directors, except Mr. Williamson (who does not qualify as an outside director), participated in the Plan in fiscal 2006. The directors received a total of 4,037.706 shares of Restricted Stock in fiscal 2006, valued at $104,576.59. (This value was calculated using the closing price of $25.90 per share of Company’s common stock on September 30, 2006).

BOARD OF DIRECTORS AND COMMITTEES

Audit Committee

The Audit Committee of the Board of Directors, composed of Messrs. Boxley, Ellett, Logan, Smith, and Smoot, meets a minimum of four times annually with Resources’ chief financial officer, the Company’s independent auditors, and certain appropriate officers of Resources. The basic functions of this Committee include reviewing significant financial information, reviewing accounting procedures and internal controls and recommending the selection of independent auditors. The Audit Committee met four times during the 2005 fiscal year. The Board of Directors has determined that George W. Logan is an audit committee financial expert and is independent, as determined under applicable rules adopted by the Securities and Exchange Commission.

Report of the Audit Committee

The Audit Committee of the RGC Resources, Inc. Board of Directors (the “Committee”) is composed of five independent directors and operates under a written charter adopted by the Board of Directors. Each member of the Committee is “independent” under the applicable rules of the NASDAQ Stock Market.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants of the Company, Brown Edwards, & Company LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated audited financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), which includes, among other things:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of these estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

The independent accountants also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm’s independence from RGC Resources, Inc. and its management.

Based on the Committee’s discussion with management and the independent accountants and the Committee’s review of the representation of management regarding the audited financial statements and of the report of the independent accountants to the Committee, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, for filing with the Securities and Exchange Commission.

The Audit Committee has reviewed the provision of non-audit services, which includes corporate income tax return preparation and the review and testing of internal controls, and determined that the auditor’s performance of these services are compatable with the auditors independence from RGC Resources Inc.

The Audit Committee met five times in fiscal year 2006.

Frank T. Ellett, Chair, Abney S. Boxley, George W. Logan

S. Frank Smith and Raymond D. Smoot, Jr.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by Brown Edwards & Company LLP, the Company’s independent accountant, for the year ended September 30, 2006 and the Company’s independent accountant for the year ended September 30, 2005:

	2006	2005
Audit Fees – Brown Edwards & Co.	$124,250	$—
Deloitte & Touche	8,579	220,000
Audit Related Fees	—	—
Tax Fees – Deloitte & Touche	—	23,000
All Other Fees – Brown Edwards	70,153	107,535

Total Fees	$202,982	$352,535

Audit fees include services rendered for the audit of the Company’s annual financial statements as filed with the SEC on Form 10-K and reviews of the Company’s quarterly filings on Form 10-Q. There were no audit related fees.

Tax fees include professional services rendered in connection with the preparation of the Company’s tax returns and technical consultation, all of which fees in 2005 were approved by the Audit Committee.

Other fees include services rendered in conjunction with the review and testing of internal controls, all which fees in 2006 and 2005 were approved by the Audit Committee.

The Audit Committee will consider annually and, if appropriate, approve the provision of audit services (including audit review and attest services) by its independent auditor and pre-approve the nature, extent, and cost of all non-audit services provided by the independent auditor in accordance with relevant law and appropriate listing rules.

Frank T. Ellett, Chair, Abney S. Boxley, III, George W. Logan

S. Frank Smith and Raymond D. Smoot, Jr.

Governance & Nominating Committee

The Governance & Nominating Committee (“Committee”) of the Board of Directors, which is composed of Maryellen F. Goodlatte, Chair, Nancy H. Agee, J. Allen Layman, and George W. Logan , each of whom is an independent director, and has as its primary purpose the oversight of a broad range of issues surrounding the composition and operation of the Board of Directors, including identifying individuals qualified to become Board members, recommending nominees for Board election, and recommending to the Board governance principles applicable to Resources. The Committee has a charter, which is available at www.rgcresources.com. The Committee also provides assistance to the Board and the Chairman in the areas of Committee selection and rotation practices, evaluation of the overall effectiveness of the Board, and consideration of developments in corporate governance practices. Thus, in the absence of nominations by the Board of Directors, this Committee may nominate persons as management’s nominees for election to the Board of Directors by the shareholders at Resources’ annual meeting. This Committee met once during fiscal year 2006 and made the recommendation that Abney S. Boxley, III, S. Frank Smith, and John B. Williamson, III be nominated for shareholder approval for re-election to the Board of Directors and to serve a three-year term beginning with the Annual Meeting in 2007 and continuing until 2010.

The Governance and Nominating Committee, in consultation with the Chairman of the Board and the CEO, is responsible for identifying individuals qualified to become board members and recommending to the Board individuals for nomination as members of the Board. In evaluating current members and new candidates, the Nominating and Corporate Governance Committee considers the needs of the Board and the Company in light of the current mix of skills and attributes of Directors. In addition to requiring that Directors possess integrity and character, the Committee’s evaluation includes an assessment of various factors including education, business experience, financial and accounting expertise, age, diversity, reputation, civic involvement, judgement, and knowledge of matters impacting public utilities. The Governance and Nominating Committee also takes into consideration the ability of an individual to devote adequate time to board and committee matters and whether the individual will satisfy the Nasdaq requirements for director independence. When considering current board members for nomination for reelection, the Committee also considers board contributions and performance as well as meeting attendance.

The Governance and Nominating Committee, in addition to consulting with the Chairman of the Board and the CEO, may seek the input of others, including members of the Board and management, to identify director candidates. In addition, the Committee may use the services of consultants or a search firm, although it has not done so in the past. The Governance and nominating Committee will consider recommendations by shareholders or qualified director candidates for possible nomination. Shareholders who wish to recommend qualified director candidates should write to the Company’s Corporate Secretary at P.O. Box 13007, Roanoke, VA 24030. Recommendations should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. In addition, the recommendation must identify the recommending shareholder as a shareholder of the Company, and indicate the number of shares owned and whether the shares are held of record or through a bank, broker, or other nominee. If the shares are held by a bank, broker, or other nominee, the recommendation must also be accompanied by an account statement or other acceptable identifying documentation dated within 30 days of the date of the recommendation.

Compensation Committee

The Compensation Committee of the Board of Directors is composed of S. Frank Smith, Chair, Nancy H. Agee, Abney S. Boxley, III, Frank T. Ellett, and J. Allen Layman. This Committee meets as necessary to consider and make recommendations to the Board of Directors concerning the salaries of certain executive officers and management employees of the Company. This Committee met one time during the 2006 fiscal year. The report of the Compensation Committee was previously presented.

Meetings of the Board and Committees

The Board of Directors met ten times during the 2006 fiscal year. All incumbent members of the Board attended at least 75 percent of the total number of Board meetings and at least 75% of the total number of committee meetings for committees on which each served in fiscal year 2006. Directors are expected to attend annual meetings of shareholders. In 2006, all Directors attended the annual meeting.

Shareholder Communications to the Board

Shareholders may communicate with Directors individually or as a group. Any shareholder that desires to communicate with one or more Director may send a letter to the Board of Directors, c/o Dale P. Lee, Corporate Secretary, P.O. Box 13007, Roanoke, VA 24030. All communications will be forwarded to the appropriate Director or Directors specified in the communication as soon as practicable. Communications addressed to the Board generally will be considered to have been addressed to all Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on its review of the copies of such forms furnished to us and written representations from certain reporting persons that no other reports are required, the Company believes that in fiscal 2006, two reports for one transaction each for Dale P. Lee were filed late.

OTHER MATTERS

Management does not know of any matters to be presented at the Annual Meeting of Shareholders other than the election of directors. However, if any other matters properly come before the meeting, proxies received pursuant to this solicitation will be voted thereon in the discretion of the proxyholder.

SHAREHOLDERS PROPOSALS

Proposals of shareholders intended to be presented at Resources’ 2008 Annual Meeting must be received by Resources’ Corporate Secretary at its office, 519 Kimball Avenue, N.E., Roanoke, Virginia 24016, no later than August 30, 2007 in accordance with Rule 14a-8 of the Exchange Act, in order to be considered for inclusion in the Company’s Proxy Statement relating to that meeting.

Resources’ Bylaws limit the business that may be transacted at a meeting of shareholders to that specified in the notice of the meeting, those otherwise properly presented by the Board of Directors and those presented by a shareholder of record of Resources who provided notice in writing to the President not less than sixty days nor more than ninety days prior to the meeting. Proposals not meeting the requirements of the Bylaws will not be entertained at the shareholders’ meeting.

EXPENSES OF SOLICITATION

The entire expense of preparing, assembling, printing and mailing the form of proxy and Proxy Statement will be paid by Resources. Resources will request banks and brokers to solicit their customers who beneficially own common stock of Resources listed in the names of nominees and will reimburse said banks and brokers for the reasonable out of pocket expense of such solicitation. In addition to the use of the mails, solicitation may be made by employees of Resources by any and all means available. Resources does not expect to pay any compensation for the solicitation of proxies.

By Order of the Board of Directors.

JOHN B. WILLIAMSON, III
Chairman, President & CEO

December 28, 2006

Resources’ Annual Report on Form 10 K for the year ended September 30, 2006 is available without charge to any shareholder requesting the same. Written requests should be addressed to the attention of Ms. Dale P. Lee, Secretary, RGC Resources, Inc., P.O. Box 13007, Roanoke, Virginia 24030.

Dear Shareholder,

The RGC Resources, Inc. Annual Meeting of Shareholders will be held at 9:00 a.m. on Monday, January 29, 2007 at the Roanoke Holiday Inn Valley View, 3315 Ordway Drive, Roanoke, Virginia.

As in prior years, I want to extend to you an invitation to attend a light breakfast beginning at 8:15 a.m. on the morning of the Annual Meeting. The breakfast will be followed by the formal shareholder meeting at 9:00 a.m. If you plan to attend, please call Susan Miller at (540) 777-3853 with your confirmation by Friday, January 19, 2007.

We thank you for your interest in Company operations and activities, and encourage you to complete and return the enclosed proxy card and to review our annual report in detail.

Sincerely,

John B. Williamson, III
Chairman, President, and CEO

RGC RESOURCES, INC.

519 Kimball Avenue, N.E.

Roanoke, Virginia 24016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John H. Parrott and Roger L. Baumgardner, or either of them, with full power of substitution, to vote all common stock of RGC Resources, Inc. held of record by the undersigned as of November 20, 2006 at the Annual Meeting of Shareholders of RGC Resources, Inc. to be held on January 29, 2007, and at any adjournment thereof, as follows:

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF

RGC RESOURCES, INC.

January 29, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

The Board of Directors recommends a vote “FOR” items 1, 2, and 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
FOR AGAINST ABSTAIN
1. ELECTION OF CLASS A DIRECTORS (Serving until 2010 Annual Meeting):			2. To ratify the selection of Brown Edwards & Company L.L.P. as independent accountants.	☐ ☐ ☐
NOMINEES:
☐	FOR ALL NOMINEES	• Abney S. Boxley, III • S. Frank Smith • John B. Williamson, III	3. Authorize the proxies to vote on such other business, if any, that may properly come before the meeting.	☐ ☐ ☐

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)	The shares represented by this Proxy will be voted as specified. If no choice is specified, the Proxy will be voted FOR proposal numbers 1, 2, and 3 above. The undersigned hereby acknowledges receipt of the Proxy
Statement dated December 28, 2006.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.